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                                                                    EXHIBIT 10.1

ECOPETROL

CONTRACT NO.   GCI - 001 - 01

SELLER:        ARGOSY ENERGY INTERNATIONAL

PURPOSE:       PURCHASE AND SALES OF THE SANTANA CRUDE OIL

TERM:          JANUARY 1, 2001 TO OCTOBER 31, 2001

VALUE:         UNDETERMINED AMOUNT

The Contracting Parties on one hand, EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, hereinafter referred to as ECOPETROL, a Government-owned Industrial and Commercial Corporation, authorized by Law 165 of 1948, and ruled by the by-laws set forth by Decree 1209 of 1994, with its main office in Santafe de Bogota, D.C., represented by MANUEL IGNACIO DUSSAN VILLAVECES, of legal age, bearer of citizenship card No. 17.118.200 issued in Bogota, resident in Bogota, who hereby states: a. That he acts in his capacity as International Trade and Gas Vice President and according to the legal standards and internal provisions of ECOPETROL; and b. On the other hand ARGOSY ENERGY INTERNATIONAL, a corporation duly organized under the laws of the State of Utah, United States of America, with its main place of business in Salt Lake City, Utah and a Colombian branch incorporated by Public Deed No. 5323 filed at Notary Public's Office Seven of Bogota on October 25th, 1983 and registered at the Chamber of Commerce of Bogota under Registry No. 200848 of November 23rd, 1983, represented by ALVARO JOSE CAMACHO R., of legal age, bearer of citizenship card No. 79.142.747 of Bogota, hereinafter referred to as SELLER, enter into a Purchase and Sale Contract of the Santana Crude Oil, ruled by the following clauses:

CLAUSE ONE: PURPOSE AND AMOUNTS. SELLER agrees to sell and deliver to ECOPETROL, under conditions set forth hereunder, the crude oil produced under the Santana Shared Risk Contract, corresponding to SELLER, with the quality set forth in Clause Two hereunder and ECOPETROL agrees to receive and pay for this crude oil.

PARAGRAPH 1: The Santana Shared Risk Contract was entered into on May 27th, 1987 with effective date May 27th, 1987 among ECOPETROL, ARGOSY ENERGY INTERNATIONAL AND NEO ENERGY INC. It was amended by Public Deed No. 00064 dated January 19th, 1999, filed at Notary Public's Office 50 of Santafe de Bogota.

PARAGRAPH 2: All purchases shall be made by ECOPETROL, under the preliminary crude oil purchase schedule agreed by the parties for six (6) months periods, which ECOPETROL can modify upon written notice to SELLER given at least thirty
(30) days in advance.

CLAUSE TWO: QUALITY. The quality of the crude oil under this contract shall include the following specifications: a) The crude oil gravity shall be that with which such crude oil is obtained within production operations. b) The crude oil water and sediment contents cannot exceed 0.5% in volume and their determination shall be made through the methods ASTM-D4377 "Karl Fisher Method", last revision and ASTM-D473 method "Sediment in
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Crude Oil and Fuel Oil Extraction", last revision. c) Crude oil sulfur content shall be that with which such crude oil is obtained, within production operations: sulfur determination shall be made through the ASTM-D2622 method, last revision "X Ray Sulfur Analysis". d) Salt contents cannot exceed 20 pounds per 1,000 barrels of crude oil and it shall be determined through AST-D3230 method "Salts in Crude Oil (Electrometric Method)", last revision. When any of the preceding parameters or specifications is not met or is not within the required parameters, ECOPETROL has the right to reject such crude oil. However, if ECOPETROL should decide to accept crude oil with a higher salinity level, the crude oil price shall be penalized according to the following table:

          Salt Contents in            Penalty in US       To be covered by
     Pounds per Thousand Barrels      Dollars/Barrel
       20.1               30.0             0.160               SELLER
       30.1               40.0             0.180               SELLER
       40.1               60.0             0.200               SELLER
       60.1               80.0             0.220               SELLER
       80.1              100.0             0.240               SELLER

It is understood that SELLER shall do its best to deliver the contracted crude oil, with a salt content of less than twenty (20) pounds per thousand (1000) barrels of crude oil. e. Any change concerning the aforementioned quality specifications accepted by both parties must be recorded in a minutes signed by the representatives of ECOPETROL and SELLER.

CLAUSE THREE: PLACE OF DELIVERY AND OWNERSHIP. The Crude Oil hereunder shall be transported by SELLER to the Santana Terminal, where it shall be measured and analyzed. Later, from the outlet to the pipeline of the Santana Terminal it shall be transported by ECOPETROL to the Tumaco Terminal. Delivery, ownership and risk shall be conveyed from SELLER to ECOPETROL when crude oil passes the outlet flange of the measurement system located at the Santana Terminal. PARAGRAPH 1: Should the SANTANA ASSOCIATION build the Santana-Orito Pipeline, measurement and conveyance of ownership shall be effective in Orito. In addition, as of that date purchase and sale value shall be amended, since transport rate from Santana to Orito shall be disregarded, pursuant to Resolution 6031 of May 8th, 1998 of the Ministry of Mines and Energy. PARAGRAPH 2: The Reception Capacity of the Santana Crude shall be limited to the existing capacity of the Santana-Orito Pipeline.

CLAUSE FOUR: TERM. The initial term of this Agreement shall be ten (10) months from January 1st, 2001 to October 31st, 2001 and can be extended by mutual consent of the parties, prior to its expiration. Any extension shall be made in writing.

CLAUSE FIVE: PRICE. The price which ECOPETROL will pay to SELLER for the crude oil delivered at the Santana Terminal, is defined as follows: Price = Base Price plus or less quality adjustment, less transport, less transport tax, less marketing value. PARAGRAPH 1: Base Price shall be the weighted average of the export loads invoiced by ECOPETROL during that month. PARAGRAPH 2: Quality adjustment applied hereunder shall be for API Gravity and Sulfur contents and shall be estimated on a monthly basis according to the procedure described in Attachment No. 1. PARAGRAPH 3: For estimation purposes of the transport variable and of the transport tax, the basis to apply the rate set forth by the

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Ministry of Mines and Energy shall be the number of gross barrels transported.
The transport tax shall be estimated on the total number of net barrels transported. The Pipeline Transport Rules shall be considered part to this Contract once approved by the parties and after being subject to the official approvals which could be required. PARAGRAPH 4: The Santana - Tumaco transport cost, as well as the respective transport tax shall be subject to any change made in this connection during contract term. Santana - Tumaco transport rate corresponds to the rate set forth in Resolution number 6031 of May 8th, 1998 of the Ministry of Mines and Energy. Transport tax shall be 2% (two per cent) of the rate, pursuant to Article 17 of Decree 2140 of 1955 adopted permanently by Law 10, 1961. These rates shall be readjusted on a yearly basis pursuant to the aforementioned Resolution No. 6031. PARAGRAPH 5: The Marketing cost shall be of
0.165 USD/BL. PARAGRAPH 6: In the event that no exports of South Blend crude are made, the following will be taken into consideration:

     a) If during one month or several consecutive months there are no South Blend crude oil exports, the provisional invoicing price shall be the price estimated taking as base price, the export price of the previous month. In order to estimate the definite price to be used as base price, the export price of the crude exports conducted in a month following the month or the months for whom the provisional price estimate was made, will be used. Once the definite price is estimated, the parties will draft the corresponding balance as the case may be.

          The quality adjustment will be estimated using the procedure described in Attachment 1.

          In the event that during the last month of the contract and during the previous months no exports of South Blend Crude are made, and nor are they made during the immediately following month to the last month of the contract term, the provisional price estimated for this (these) month(s) will be considered as the definite price.

     b) In the event that no South Blend Crude Oil exports are carried out for more than three consecutive months, the provisional invoicing of the first three months will be carried out as described in item a) hereunder. For deliveries made from the fourth month on, seller can only invoice such deliveries until one or several exports of South Blend Crude Oil are carried out in one month within the term of the contract. For the first three months provisionally invoiced and for the months with pending invoicing, the base price shall be the value of the aforementioned export(s).

     c) In the event that during the last month of the contract and during the previous months no exports of South Blend Crude are made, and nor are they made during the immediately following month to the last month of the contract term, the definite prices for deliveries pending invoicing will be estimated taking as base prices the prices of the last export(s) of South Blend Crude made through the Tumaco Port. Quality adjustment of the provisional price and definite price shall be estimated according to the procedures described in Attachment 1. For the first three months during which no exports were carried out, provisions described in item a) hereunder shall apply.

PARAGRAPH 7: In case of coastwise shipping of Tumaco's oil (South Blend) to the Refinery of Cartagena, sale and price ECOPETROL will pay to SELLER shall be the same

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obtained by the International Trade Management for the South Blend of Tumaco
(FOB Tumaco) received by the Refinery of Cartagena as a result of a bid plus or less the quality adjustment, less the Santana - Tumaco transport cost and the respective tax, less marketing (USD 0.165 per barrel). In case the Cartagena Refinery purchases South Blend Crude Oil without a bid, the parties shall agree on the mechanism to be used to estimate the crude oil's price. PARAGRAPH 8:
Notwithstanding the provisions set forth in Paragraph 2 concerning the quality adjustment procedure, the parties can agree on a review of the crude oil market and of the present method, and for this purpose they can resort to a mutual consent on the crude oils to eliminate or add to the present market. In addition, the parties can also hire an external consultant to determine whether they should continue with the present method or they should use a new method. In case parties do not reach an agreement in this connection, the present method will continue to be applied. If it is necessary to apply a new method, it shall be effective as of the deliveries made during the month when the agreement was reached.

CLAUSE SIX: INVOICING AND FORM OF PAYMENT: SELLER shall invoice to ECOPETROL in its Bogota Office, within the first 10 days of each month, the crude oil delivered to ECOPETROL during the previous month after deducting the value corresponding to royalties, contributions, and participations. Within 7 days of the aforementioned term, ECOPETROL shall give SELLER the information it may require to make the corresponding invoicing. Payment shall be made on a monthly basis 30 days after receipt of invoice by ECOPETROL, after making the lawful withholdings, if any. SELLER will inform ECOPETROL in writing at the time of submission of the invoices about the percentages to apply on the net deliveries of SELLER in order to determine the value to be paid in pesos and the value to be paid in dollars. The percentages which can be applied on net deliveries are:
25% in pesos and 75% in dollars or 50% in pesos and 50% in dollars or 75% in pesos and 25% in dollars. Invoicing shall be made based on the net volume, free of water and sediment, adjusted at 60 degrees F. For the portion in Colombian pesos the market's representative exchange rate shall be used according to certification by the Banking Superintendency, estimated as the arithmetic average corresponding to the month when deliveries were made. PARAGRAPH 1: In Case of delay in payment of the dollars portion on invoices not timely rejected by ECOPETROL, ECOPETROL shall pay to SELLER as interest in dollars, the "Libor" interest rate during the days of delay plus 1.0%. In case of delay in payment of the pesos portion, ECOPETROL shall pay the maximum monthly interest rate certified by the Banking Superintendency. Invoices collecting interests in pesos or dollars shall be paid within the ten (10) days following receipt by ECOPETROL. PARAGRAPH 2: If ECOPETROL should not have United States of America dollars available or should it be unable to get them from the Colombian government or its authorized agencies, in order to cover the crude oil purchases hereunder, it shall give notice, as soon as possible, and in writing to SELLER, without prejudice as to the conditions set forth in paragraph 1 above, and the parities shall have a maximum 30 calendar days term as of such notice of ECOPETROL, to reach a mutual agreement and an adequate solution. PARAGRAPH 3:
ECOPETROL shall have a 15 working days term to check, correct or reject invoices filed by SELLER. Invoices not rejected within this term shall be deemed final and correct. Any adjustment or correction required shall change the valid date of the invoice to the date when the adjustment or correction is made effective before ECOPETROL. ECOPETROL shall inform SELLER within the term set forth about any rejected invoice in order for it to be adjusted and

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corrected, clearly specifying the items which need to be adjusted or corrected and the reason for such objection or correction.

CLAUSE SEVEN: INSPECTION AND MEASUREMENT. For the purpose of Clause Two, quality will be determined pursuant to operational procedures set forth at the Santana Station. Costs of these procedures shall be shared by the parties at a rate proportionate to their ownership of the crude oil. In addition to these operational procedures, any of the parties can appoint when so desired an Independent Inspector to certify the amount and quality, to measure the capacity of the tanks and to gauge volume measurement instruments. In this latter case, the party requesting measurement shall bear with costs.

CLAUSE EIGHT: DESTINATION. ECOPETROL can do as it pleases with the purchased crude oil, provided that such destination is approved by applicable legal provisions at this time.

CLAUSE NINE: ASSIGNMENT. Neither party can assign, sell or transfer all or part of its rights and obligations hereunder to any third party without the prior and written consent of the other party.

CLAUSE TEN: FORCE MAJEURE. Force majeure or acts of God are those events which cannot be prevented and cannot be imputed to the obliged party and which cannot be blamed upon that party and which place such party in an absolute impossibility to meet its obligations such as: natural phenomena (earthquakes, floods, land slides) or public order events (strikes, mutiny, terrorism, sabotage, breakage of the pipeline). The obligations that cannot be fulfilled due to Force Majeure shall be suspended during the term of the Force Majeure which prevents contract compliance, provided that the party affected by Force Majeure gives notice to the other party, as soon as possible, using an adequate means for this purpose, about such situation, with as many details as possible. Such notice shall be confirmed through a notice sent to the other party within a forty eight (48) hours term after the Force Majeure event or after the party has decided to resort to this clause, including all the evidences showing the occurrence of the Force Majeure event. Once the event is duly proven, the suspension of the obligations shall be recorded in a Minutes signed by the Parties. The Party that decides to abide under this item must do its best to solve the problems preventing it from complying with its obligations. After overcoming the Force Majeure events, the parties shall sign a minutes verifying the date when suspended obligations are resumed. Force Majeure shall not relieve ECOPETROL from its obligation to pay SELLER those invoices filed for the sale of crude oil delivered by SELLER pursuant to the terms of Clause Three hereunder.

CLAUSE ELEVEN: TERMINATION. This contract can be subject to early termination for causes imputable to Force Majeure or Acts of God that prevent contract execution during a term exceeding 90 continuous calendar days.

CLAUSE TWELVE: APPLICATION OF COLOMBIA LAW. For all purposes hereunder, the parties hereby appoint as contract domicile the city of Bogota D.C., Republic of Colombia. This contract shall be ruled by the Colombian law and the parties shall abide to the jurisdiction of Colombian courts and waive to attempt any diplomatic claim concerning all aspects related to rights and obligations arising hereunder, except for cases of denial of

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justice. For all purposes hereunder, provisions of Article 25 of Law 40 of 1993 and of Chapter Two, Title Three of Law 104 of 1993 and any additional or amending provision shall be deemed to be part of this contract.

CLAUSE THIRTEEN: DISAGREEMENTS. A) Disagreements between the parties on legal aspects regarding interpretation and execution of the contract which cannot be amicably settled shall be put to the consideration and decision of the judicial branch of Colombia. B) All factual or technical differences arising between the parties which cannot be amicably settled, shall be submitted to the final decision of experts appointed as follows: one by each party and a third one appointed by common consent of the two main experts appointed by the parties. If the two experts appointed are unable to reach an agreement concerning the appointment of the third expert, this person shall be appointed, upon request of any of the parties, by the Board of Directors of the Colombian Engineers Association, with its office in Bogota D.C. Any accounting difference which may arise between the parties regarding the interpretation and execution of the contract and which cannot be amicably settled shall be submitted to the decision of experts who must be public accountants appointed as follows: one by each party and a third one appointed by common consent of the two main experts appointed by the parties. If the two experts appointed are unable to reach an agreement concerning the appointment of the third expert, this person shall be appointed, upon request of any of the parties, by the Central Board of Accountants of Bogota, and if it does not exist, by the Colombian Engineers Association. D) Both parties hereby declare that the decision of the experts shall have all settlement effects and be final and binding. E) In case of a disagreement between the parties on the technical, accounting and/or legal qualification of the difference, it shall be deemed legal and item A) hereunder shall apply. All aspects agreed in this Clause shall apply without prejudice, as to the special procedures set forth hereunder.

CLAUSE FOURTEEN: TAXES AND EXPENSES. All taxes and expenses arising from the signature and execution of this contract and its extensions or amendments shall be exclusively covered by SELLER.

CLAUSE FIFTEEN: ADMINISTRATION CLAUSE. Administration of the contract shall be carried out by the International Trade Management.

CLAUSE SIXTEEN: NOTICES. All notices hereunder shall refer to this clause and to the pertinent clause. Notices shall be sent by certified mail, fax or delivered to the addresses stated ahead and shall be deemed received at the respective address on the date indicated at the receipt seal or on the date when the fax is sent: EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL Calle 37 No. 7 - 43, Fax No. 3382585 and 3382583, Attention: International Trade and Gas Vice Presidency.
SELLER: ARGOSY ENERGY INTERNATIONAL. Diagonal 108 No. 7-54. Fax No. 6192098, Bogota D.C., Att: Alvaro Jose Camacho R., President. Any address change must be notified in writing in advance.

In witness whereof this contract is signed in Bogota, D.C., on January 3rd, 2001 in Ecopetrol's Paper.

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EMPRESA COLOMBIANA DE PETROLEOS
Signed: MANUEL IGNACIO DUSSAN VILLAVECES
Vice President
International Trade and Gas

ARGOSY ENERGY INTERNATIONAL
Signed: ALVARO JOSE CAMACHO R.
Legal Representative

Seal: Ecopetrol
Reviewed
R 99761



This is a fair and accurate English translation of the original document which is in the Colombian language.

                                               /s/ James L. Busby
                                               ------------------
                                               James L. Busby
                                               Secretary and Treasurer
                                               of Aviva Petroleum Inc.

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